UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WAGEWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

May 13, 2014

To Stockholders of WageWorks, Inc.:

Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of WageWorks, Inc., a Delaware corporation, will be held on Tuesday, May 13, 2014 at 4:00 p.m., Pacific Daylight Time, at the Company’s executive offices located at 1100 Park Place, First Floor, San Mateo, California 94403, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the three Class II directors listed in the accompanying Proxy Statement to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”

2. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	“FOR”

The preceding items of business are more fully described in the Proxy Statement filed with the U.S. Securities and Exchange Commission on March 28, 2014 and accompanying this notice of the Annual Meeting. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. This notice of Annual Meeting, Proxy Statement and Form of Proxy are being distributed to stockholders on or about March 28, 2014.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Thank you for your ongoing support of WageWorks, Inc.

By Order of the Board of Directors of WageWorks, Inc.

Joseph L. Jackson

Chief Executive Officer

WageWorks, Inc.

1100 Park Place, Fourth Floor

San Mateo, California 94403

(650) 577-5200

PROXY STATEMENT

The Board of Directors (“Board”) of WageWorks, Inc., a Delaware corporation (“we,” “us,” “WageWorks” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 1100 Park Place, First Floor, San Mateo, California 94403 on Tuesday, May 13, 2014 at 4:00 p.m. Pacific Daylight Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying Notice and Form of Proxy are first being distributed to stockholders on or about March 28, 2014.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board has made these materials available to you on the internet and has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•	The election of the three Class II directors specified in this Proxy Statement; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” election of the three nominated Class II directors specified in this Proxy Statement (Proposal 1); and

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2).

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Joseph L. Jackson and Richard T. Green, or either of them, will have discretion to vote on those matters in accordance with his or their best judgment. We do not currently anticipate that any other matters will be raised at the 2014 Annual Meeting.

Who is entitled to vote?

Stockholders of record at the close of business on March 17, 2014 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 35,015,332 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters being considered at the Annual Meeting.

As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 35,015,332 votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with WageWorks’ transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record”, with respect to those shares. Stockholders of record received printed proxy materials from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How do I vote?

You may vote using any of the following methods:

•	By Mail — Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” election of the three nominated Class II directors specified in this Proxy Statement (Proposal 1); and

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2).

WageWorks stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•	By Internet — Stockholders of record of Common Stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name may provide voting instructions to their brokers, banks or nominees by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you submit voting instructions over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

•	By Telephone — Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions to their brokers, banks or nominees by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•	In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Corporate Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — The election of Class II directors	Plurality of Votes Cast	No

Proposal 2 — The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposal 2 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2 the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the broker, bank or nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker, bank or nominee cannot vote the shares on that proposal. This is called a “broker non-vote.” The election of Class II directors (Proposal 1) is not considered a “routine” matter, but the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

Is cumulative voting permitted for the election of directors?

No. The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company may solicit proxies. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

What if multiple stockholders share the same address?

We have adopted the process called “householding” for mailing the proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy materials, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. Such requests should be sent to: WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: Investor Relations. If you are a beneficial owner and own your shares through a broker, bank or nominee, please contact your broker, bank or nominee to request additional copies. We will remove such individuals from the householding program within 30 days of their request, following which they will receive an individual copy of our proxy materials. In addition, eligible stockholders receiving multiple copies of the proxy materials can request householding by contacting their broker, bank or nominee.

What is the deadline for stockholder proposals for the 2015 Annual Meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and Form of Proxy for the Company’s 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is November 28, 2014.

In addition, our amended and restated bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations — In general, nominations for the election of directors may be made (1) by or at the direction of the Board or (2) by any stockholder of the Company who (a) was a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Company’s amended and restated bylaws, including the delivery of written notice in proper form to the Corporate Secretary of the Company within the Notice Period (as defined below) containing specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the nominating and corporate governance committee as a potential nominee for the Board, see the procedures discussed in “Corporate Governance Matters — Policy for Director Recommendations.”

Advance Notice of Other Business — The amended and restated bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to the Company’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of the Board, or

(3) a proper matter for stockholder action pursuant to the amended and restated bylaws and under Delaware law, and properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the amended and restated bylaws, including the delivery of written notice in proper form to the Corporate Secretary of the Company within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous years’ annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2015 Annual Meeting of Stockholders will start on January 12, 2015 and end on February 11, 2015.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at the meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company. All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: Corporate Secretary.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about WageWorks and its executive officers and directors. Some of the information is provided as of the end of our 2011, 2012 and 2013 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors and Nominees

Our Board currently consists of eight members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time-to-time by a resolution of the majority of our Board. Each officer serves at the discretion of the Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Richard M. Berkeley and Jerome D. Gramaglia, and their terms will expire at the Annual Meeting of Stockholders to be held in 2016. Mr. Berkeley has informed the Company that he will step down from the Board effective as of the 2014 Annual Meeting. The Company acknowledges with gratitude his service on the Board. The Company has no current plans to fill the Class I director seat to be vacated by Mr. Berkeley and anticipates reducing the size of the Board to seven members effective upon Mr. Berkeley’s resignation;

•	the Class II directors are Mariann Byerwalter, John W. Larson and Edward C. Nafus and their terms will expire at the Annual Meeting; and

•	the Class III directors are Thomas A. Bevilacqua, Bruce G. Bodaken and Joseph L. Jackson, and their terms will expire at the Annual Meeting of Stockholders to be held in 2015.

Three candidates have been nominated for election as Class II directors at the Annual Meeting for a three-year term expiring in 2017. Upon recommendation of the nominating and corporate governance committee, the Board has nominated Mariann Byerwalter, John W. Larson and Edward C. Nafus for re-election as Class II directors. Biographical information about each of the nominees is contained in the following section.

Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management. Our Board conducts an annual self-evaluation at the end of each fiscal year, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors will have full access to our management and independent advisors.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

Information Regarding the Nominees and Directors

Names of the nominees and directors and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position
Joseph L. Jackson	53	Chief Executive Officer and Director
Richard M. Berkeley (3)(4)	61	Director
Thomas A. Bevilacqua (2)(3)	57	Director
Bruce G. Bodaken (1)	62	Director
Mariann Byerwalter (1)	53	Director
Jerome D. Gramaglia (2)	58	Director
John W. Larson (3)	78	Director and Chairman of the Board
Edward C. Nafus (1)(2)	73	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of the nominating and governance committee
(4)	Mr. Berkeley has informed the Company that he will step down from the Board effective as of the 2014 Annual Meeting

Joseph L. Jackson has served as our Chief Executive Officer, and as a member of our Board, since February 2007. Prior to joining us, Mr. Jackson served in various roles at First Data Corporation, a provider of payment processing services, from January 1983 until March 2006, most recently as President of Commercial Services for its Western Union subsidiary. Mr. Jackson holds a B.S. in Business Administration from the University of Nebraska. We believe that Mr. Jackson possesses specific attributes that qualify him to serve as a member of our Board, including his past business experience and his perspective as our Chief Executive Officer, which brings operational expertise to our Board.

Richard M. Berkeley has served as a member of our Board since March 2005, and as a member of our nominating and corporate governance committee since July 2005. Mr. Berkeley has served as a consultant and venture partner of Camden Partners Holdings, LLC, a growth private equity firm, since July 2013, and previously served as a managing member of Camden Partners from October 2002 to June 2013, where he focuses on investments in the business and financial services, healthcare and education markets. Prior to joining Camden Partners, Mr. Berkeley spent 19 years with Alex. Brown & Sons, Incorporated and its successor organizations, Bankers Trust Corporation and Deutsche Bank Securities, Inc., where he was responsible for the origination, structuring and consummation of private equity financings for public and private companies. From December 2005 to June 2012, he served on the board of directors of RealPage, Inc., a leading provider of on demand software solutions for the rental housing industry, and has served or is serving on the boards of directors of a number of private companies, educational institutions and charitable organizations. Mr. Berkeley served as an officer in the United States Air Force between 1974 and 1976. He received an M.B.A., a J.D. and a B.A. in History from the University of Virginia. We believe that Mr. Berkeley possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our nominating and corporate governance committee, including his extensive experience in business and investing and knowledge of equity financings.

Thomas A. Bevilacqua has served as a member of our Board since November 2009, as a member of our compensation committee since February 2010 and as a member of our nominating and corporate governance committee since February 2011. Mr. Bevilacqua has served as a Managing Director with VantagePoint Capital Partners, a venture capital firm, since November 2007, where he focuses on investments in the Internet and information technology market. Prior to joining VantagePoint, Mr. Bevilacqua served as Executive Vice President of E*TRADE Financial from 1997 to 2002, where he served in a variety of operational roles and established E*TRADE’s acquisition and investment strategies. While at E*TRADE, Mr. Bevilacqua founded ArrowPath Venture Partners, an early stage venture capital fund that was later spun out from E*TRADE, and served as the Managing Partner of that firm from 1999 to November 2007. Mr. Bevilacqua was previously a partner at two leading Silicon Valley law firms, Brobeck, Phleger & Harrison LLP and Orrick, Herrington & Sutcliffe LLP. Since April 2011, Mr. Bevilacqua has served on the board of directors of Gain Capital Holdings, Inc., a provider of online foreign exchange trading services, and has served or is serving on the boards of directors of a number of private companies. Mr. Bevilacqua received a J.D. from the University of California, Hastings College of the Law and a B.S. in business administration from the University of California at Berkeley. We believe that Mr. Bevilacqua possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation committee and nominating and corporate governance committee, including his knowledge of technology investments and Internet services, his financial literacy and his general business and legal experience.

Bruce G. Bodaken has served as a member of our Board since November 2005, as Chairman of our audit committee since May 2009 and as a member of our audit committee since February 2006. From January 2000 to December 2012, Mr. Bodaken served as the Chairman and Chief Executive Officer of Blue Shield of California. Mr. Bodaken has been on the board of directors of Rite Aid Corporation since May 2013. He also serves on the board of the Institute of Medicine’s Roundtable on Value and Science-Driven Healthcare, and is a visiting scholar at Brookings Institution in Washington, DC. Mr. Bodaken recently joined the faculty at University of California, Berkeley, in the Division of Health Policy Management. He is a co-author (with Robert Fritz) of The Managerial Moment of Truth, published by Simon & Schuster (Free Press) in 2006. He taught Philosophy at the college level before embarking on a career in health care. Mr. Bodaken holds an M.A. in Philosophy from the University of Colorado and a B.A. in Philosophy from Colorado State University. We believe that Mr. Bodaken possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our audit committee, including his extensive business experience as an executive in the health insurance industry.

Mariann Byerwalter has served as a member of our Board since May 2010 and as a member of our audit committee since May 2010. Ms. Byerwalter has been the Chairman of JDN Corporate Advisory LLC, a privately-held advisory services firm, since October 2001. Ms. Byerwalter served as Chief Financial Officer and Vice President for Business Affairs of Stanford University from February 1996 through February 2001. Prior to joining Stanford University, she was a partner and co-founder of America First Financial Corporation from 1987 through January 1996. Ms. Byerwalter served as a member of the board of directors of PMI Group, Inc., a provider of residential mortgage insurance, from May 2001 until March 2009. Ms. Byerwalter currently serves on the boards of directors of certain investment companies affiliated with Charles Schwab Corporation, Redwood Trust, Inc., Pacific Life Corporation and Burlington Capital. Ms. Byerwalter also serves on the board of directors of SRI International, and has served as the Chair of the Board of Directors since January 1, 2014. She served as a director on the board of the Stanford Hospital & Clinics, and served as its Chairman from January 2006 through December 31, 2013. She serves as a director of the Lucile Packard Children’s Hospital. Ms. Byerwalter received an M.B.A. from Harvard University and a B.A. in Economics and Political Science/Public Policy from Stanford University. We believe Ms. Byerwalter possesses specific attributes that qualify her to serve a member of our Board and to serve as a member of our audit committee, including her experience as a company executive and her financial and accounting expertise with public companies.

Jerome D. Gramaglia has served as a member of our Board since November 2002, as a member of our compensation committee since October 2003 and as Chairman of our compensation committee since February 2006. Mr. Gramaglia is a private investor/advisor to consumer-oriented technology start-ups. From March 2011 to July 2011, Mr. Gramaglia served as interim Chief Executive Officer and President of Acxiom Corporation, a leading provider of marketing data, services and technology. Mr. Gramaglia previously served as Partner for ArrowPath Venture Partners and as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia has also served on the boards of directors of Coldwater Creek, a national retailer of women’s apparel, from June 2004 to September 2013, and Acxiom since August 2009, where he currently serves as Non-Executive Chairman of the Board. Mr. Gramaglia received a B.A. in Economics from Denison University. We believe Mr. Gramaglia possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our compensation committee, including his experience in various executive roles of a public company, his service on the boards of directors of other public companies and his marketing, financial, technology and management expertise.

John W. Larson has served as a member of our Board since June 2000, as Non-Executive Chairman of our Board since July 2006 and as Chairman of our nominating and corporate governance committee since February 2006. Mr. Larson retired as a partner at the law firm of Morgan, Lewis & Bockius LLP in December 2009, which he joined in February 2003. Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson served as the Chief Executive Officer for Brobeck. Mr. Larson has served on the board of directors of Sangamo Biosciences, Inc., a biotechnology company focusing on zinc finger DNA-binding proteins, since January 1996. Mr. Larson has served on the board of directors of Needham Funds since 2006. Mr. Larson received an L.L.B. from Stanford Law School and a B.A., with distinction, in Economics from Stanford University. We believe Mr. Larson possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our nominating and corporate governance committee, including his extensive legal career and business background and his experience on the boards of directors of numerous public and private companies.

Edward C. Nafus has served as a member of our Board since August 2010, as a member of our compensation committee since August 2010 and as a member of our audit committee since February 2012. From April 2005 until his retirement in December 2007, Mr. Nafus served as President and Chief Executive Officer of CSG Systems International, Inc., a leading provider of customer interaction management solutions to the North American market. Mr. Nafus joined CSG Systems in August 1998 as Executive Vice President and became President, Convergent Services and Solutions Division in January 2002. From 1992 to 1998, he served as Executive Vice President of First Data Resources, Chief Executive Officer of First Data Resources Limited and President of First Data International. From 1984 to 1992, he served as President of First Data Resources and Executive Vice President of First Data Corporation. From 1971 to 1978, Mr. Nafus worked in sales management, training and sales for Xerox Corporation. From 1966 to 1971, Mr. Nafus was a pilot and division officer in the United States Navy. Mr. Nafus received a B.S. degree in Secondary Education from Jamestown College. We believe Mr. Nafus possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation and audit committees, including his experience as an executive and board member of a public company and general business experience.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of Mariann Byerwalter, John W. Larson and Edward C. Nafus as Class II directors.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held eight (8) meetings during fiscal 2013. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2013.

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our Board, which charters are available on our website at http://www.WageWorks.com — “About WageWorks” — “Investor Relations” — “Corporate Governance Documents.”

The non-employee members of the Board also meet in executive session without management present on a regular basis. Mr. Larson, the Non-Executive Chairman of our Board, serves as presiding director of these executive sessions.

Audit Committee

Our audit committee is comprised of Ms. Byerwalter and Messrs. Bodaken and Nafus, each of whom is a non-employee member of our Board. Mr. Bodaken is Chairman of our audit committee and our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication as defined in the rules of the New York Stock Exchange (the “NYSE”). Our audit committee is responsible for, among other things:

•	reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual Proxy Statement.

The audit committee held nine (9) meetings during the last fiscal year. The report of the audit committee is included in this Proxy Statement.

Compensation Committee

Our compensation committee is comprised of Messrs. Bevilacqua, Gramaglia and Nafus. Mr. Gramaglia is Chairman of our compensation committee. The compensation committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;

•	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual Proxy Statement; and

•	administrating our equity compensation plans.

The compensation committee held five (5) meetings during the last fiscal year. The report of the compensation committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Berkeley, Bevilacqua and Larson. Mr. Larson is Chairman of our nominating and corporate governance committee. Mr. Berkeley has informed the Company that he will step down from the Board, and the nominating and governance committee, effective as of the 2014 Annual Meeting. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each Annual Meeting of Stockholders to the Board;

•	evaluating director compensation, consulting with outside consultants and/or with our human resources department when appropriate, and making recommendations to our Board regarding director compensation;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	reviewing the succession planning for our executive officers;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each board committee to our Board.

The nominating and corporate governance committee held two (2) meetings during the last fiscal year.

Board Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee will discuss with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee will oversee risk related to compensation policies. Both our audit and compensation committees will report to the full Board with respect to these matters, among others.

As part of its oversight of our compensation programs, our compensation committee has considered our executive officer and non-executive employee compensation programs as they relate to our risk management and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. Our employees’ base salaries are fixed in amount and do not depend on performance. Our cash incentive program takes into account multiple metrics, thus diversifying the risk associated with any single performance metric, and we believe it does not incentivize our employees to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our employees with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Bevilacqua, Gramaglia and Nafus. No interlocking relationship exists between our Board or compensation committee and the board or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Board Leadership Structure

The Company’s Corporate Governance Policy provides that the Board shall fill the Chairman of the Board and Chief Executive Officer positions based upon the Board’s view of what is in the best interests of the Company. The Chief Executive Officer and Chairman may, but need not be, the same person. In the event that the Chairman is an executive officer of the Company, the Board will also appoint a Lead Independent Director.

The Board has determined that having two different individuals serve in the roles of Non-Executive Chairman of the Board and Chief Executive Officer is in the best interest of the Company’s stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Jackson currently serves as our Chief Executive Officer and Mr. Larson currently serves as our Non-Executive Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Non-Executive Chairman of the Board provides overall leadership to the Board. The Non-Executive Chairman also works with the Chief Executive Officer to prepare Board meeting agendas and chairs meetings of the Board.

This leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Common Stock is listed on the NYSE. Under NYSE rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time following the completion of a listed company’s initial public offering. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NYSE rules, a director will only qualify as an

“independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Ms. Byerwalter and Messrs. Berkeley, Bevilacqua, Bodaken, Gramaglia, Larson and Nafus, representing seven of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NYSE rules. Our Board also determined that Ms. Byerwalter and Messrs. Bodaken and Nafus, who comprise our audit committee, Messrs. Bevilacqua, Gramaglia and Nafus, who comprise our compensation committee, and Messrs. Berkeley, Bevilacqua and Larson, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and NYSE rules. In making this determination, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Policy for Director Recommendations

It is the policy of the nominating and corporate governance committee to consider recommendations for candidates to the Board from stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board;

•	Without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	Other factors that the committee may consider appropriate;

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing Board;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•	If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the nominating and corporate governance committee as described above), see the procedures discussed in “Questions and Answers About the Proxy Materials and the Annual Meeting — What is the deadline for stockholder proposals for the 2015 Annual Meeting? — Advance Notice of Director Nominations.”

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders wish to communicate directly with our non-employee directors, messages can be sent to our General Counsel, at generalcounsel@WageWorks.com, or to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attn: General Counsel. Our General Counsel or Legal Department shall review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the Board or, if none is specified, to the Non-Executive Chairman of the Board. Our General Counsel may decide in the exercise of her judgment whether a response to any stockholder communication is necessary and shall provide a report to the nominating and corporate governance committee on a quarterly basis of any stockholder communications received for which the General Counsel or Legal Department has determined no response is necessary.

These procedures do not apply to communications to non-employee directors from officers or directors of the Company who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Attendance at Annual Meeting of Stockholders

Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders, we encourage, but do not require, directors to attend. One of our directors attended our 2013 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer and other principal executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://www.WageWorks.com — “About WageWorks” — “Investor Relations” — “Corporate Governance Documents.” The Company will post on our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NYSE.

Corporate Governance Policy

The Board has adopted a Corporate Governance Policy that addresses the role and composition of, and policies applicable to, the Board. The nominating and corporate governance committee will periodically review the policy and report any recommendations to the Board. The Corporate Governance Policy is available on the Company’s website at http://www.WageWorks.com — “About Us” — “Investors” — “Corporate Governance.”

Whistleblower Policy

The audit committee has established a telephone and internet whistleblower hotline available to employees of the Company for the anonymous submission of suspected violations, including accounting, internal controls, or auditing matters, harassment, fraud and policy violations.

Related Person Transaction Policy

The Company has adopted a Related Party Transaction Policy. See “Certain Relationships and Related Transactions — Related Party Transaction Policy.”

Insider Trading Policy and Rule 10b5-1 Trading Plans

The Company has an Insider Trading Policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s Common Stock.

As of the Record Date, one (1) of our executive officers and one (1) of our directors were parties to 10b5-1 trading plans. In accordance with our policy, our officers and directors may also choose to enter into 10b5-1 trading plans in the future. The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of our Common Stock, (ii) all of our directors and NEOs and (iii) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 35,015,332 shares of Common Stock outstanding as of Record Date. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Joseph L. Jackson (1)	801,843	2.24%
Richard M. Berkeley (2)	10,000	*
Thomas A. Bevilacqua (3)	15,500	*
Bruce G. Bodaken (4)	10,000	*
Mariann Byerwalter (5)	826	*
Jerome D. Gramaglia (6)	53,500	*
John W. Larson (7)	120,889	*
Edward C. Nafus (8)	45,000	*
Richard T. Green (9)	75,635	*
Edgar O. Montes (10)	155,588	*
Kimberly L. Wilford (11)	92,342	*
All Executive Officers and Directors as a group (11 persons) (12)	1,381,123	3.80%

5% Stockholders:
Funds managed by VantagePoint Capital Partners (13)	2,570,103	7.34%
The Vanguard Group (14)	1,956,783	5.59%
Alliance Bernstein LP (15)	1,858,937	5.31%
TimesSquare Capital Management, LLC (16)	2,155,553	6.16%
Funds managed by BlackRock, Inc. (17)	2,406,908	6.87%
D.F. Dent & Company, Inc. (18)	1,746,666	4.99%
Wellington Management Company, LLP (19)	2,037,550	5.82%

*	Represents beneficial ownership of less than 1%.
(1)	Includes options to purchase 797,709 shares of our Common Stock exercisable within 60 days as of the Record Date.
(2)	Consists of 10,000 shares subject to options held by Mr. Berkeley that are exercisable within 60 days of the Record Date.

(3)	Consists of 15,500 shares subject to options held by Mr. Bevilacqua that are exercisable within 60 days as of the Record Date. VantagePoint Management, Inc. has the authority to direct the exercise of the options held by Mr. Bevilacqua. Mr. Bevilacqua disclaims beneficial ownership of the options and the shares underlying the options, except to the extent of his pecuniary interests in the shares. The address of Mr. Bevilacqua is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.
(4)	Consists of options to purchase 10,000 shares of our Common Stock held by Mr. Bodaken exercisable within 60 days as of the Record Date.
(5)	Consists of options to purchase 826 shares of our Common Stock held by Ms. Byerwalter exercisable within 60 days as of the Record Date.
(6)	Consists of options to purchase 53,500 shares of our Common Stock held by Mr. Gramaglia exercisable within 60 days as of the Record Date.
(7)	Includes options to purchase 79,750 shares of our Common Stock held by Mr. Larson exercisable within 60 days as of the Record Date.
(8)	Includes options to purchase 33,000 shares of our Common Stock held by Mr. Nafus exercisable within 60 days as of the Record Date.
(9)	Includes options to purchase 71,928 shares of our Common Stock held by Mr. Green exercisable within 60 days as of the Record Date.
(10)	Includes options to purchase 154,584 shares of our Common Stock held by Mr. Montes exercisable within 60 days as of the Record Date.
(11)	Includes options to purchase 89,584 shares of our Common Stock held by Ms. Wilford exercisable within 60 days as of the Record Date.
(12)	Includes options to purchase 1,316,381 shares of our Common Stock exercisable within 60 days as of the Record Date.
(13)	Includes 2,240,328 shares held by VantagePoint Venture Partners IV (Q), L.P., 231,441 shares held by VantagePoint Venture Partners IV, L.P., 58,368 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., and 24,466 shares held by VantagePoint Venture Associates IV, L.L.C. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have beneficial ownership of these shares and warrants. Also includes 15,500 shares subject to options held by Mr. Bevilacqua that are exercisable within 60 days of the Record Date. VantagePoint Management, Inc. has the authority to direct the exercise of the options held by Mr. Bevilacqua. Alan E. Salzman, CEO of VantagePoint Management, Inc. and Managing Member of VantagePoint Venture Associates IV, L.L.C., may be deemed to beneficially own the shares subject to these shares and options. Mr. Bevilacqua disclaims beneficial ownership of all options or shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of VantagePoint Capital Partners, Mr. Bevilacqua and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.
(14)	Based solely on a Schedule 13G filed with the SEC by The Vanguard Group — 23-1945930 (“Vanguard”) on February 12, 2014. Vanguard, in its capacity as investment adviser, has sole voting power with respect to 37,368 shares of our common stock, has sole dispositive power with respect to 1,922,015 shares of our common stock and shared dispositive power with respect to 34,768 shares of our common stock. The principal business office for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(15)	Based solely on a Schedule 13G filed with the SEC by AllianceBernstein LP on February 11, 2014. AllianceBernstein LP, in its capacity as investment adviser, has sole voting power with respect to 1,608,988 shares of our common stock, has sole dispositive power with respect to 1,832,567 shares of our common stock and shared dispositive power with respect to 26,370 shares of our common stock. The principal business office for AllianceBernstein LP is 1345 Avenue of the Americas, New York, NY 10105.
(16)	Based solely on a Schedule 13G/A filed with the SEC by TimesSquare Capital Management, LLC on February 10, 2014. TimesSquare Capital Management, LLC, in its capacity as investment adviser, has sole voting power with respect to 1,912,453 shares of our common stock and sole dispositive power with respect to 2,155,553 shares of our common stock. The principal business office for TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, NY 10036.

(17)	Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 31, 2014. Entities affiliated with BlackRock have sole voting power with respect to 2,323,084 shares of our common stock and sole dispositive power with respect to 2,406,908 shares of our common stock. The principal business office for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(18)	Based solely on a Schedule 13G/A filed with the SEC by D.F. Dent & Company, Inc. on January 17, 2014. D.F. Dent, in its capacity as investment adviser, has sole voting and dispositive power with respect to 1,746,666 shares of our common stock. The principal business office for D.F. Dent & Company, Inc. is 2 East Read Street, 6th Floor, Baltimore, MD 21202.
(19)	Based solely on a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP (“Wellington Management”) on October 10, 2013. Wellington Management, in its capacity as investment adviser, has shared voting power with respect to 1,797,395 shares of our common stock and shared dispositive power with respect to 2,037,550 shares of our common stock. The principal business office for Wellington Management is 280 Congress Street, Boston, MA 02210.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our Board in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

The following is a summary of transactions since the beginning of fiscal 2013 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this Proxy Statement.

Stockholder Agreement

In connection with our initial public offering in May 2012, we entered into a stockholders agreement with VantagePoint Capital Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., and VantagePoint Venture Partners IV Principals Fund, L.P. (collectively, and together with VantagePoint Capital Partners, “VantagePoint”). Our amended and restated certificate of incorporation, amended and restated bylaws and stockholder agreement between us and VantagePoint provide for a number of board of director, stockholder and related governance matters. A number of these rights are tied to the percentage ownership that VantagePoint holds. At various points in fiscal 2013 VantagePoint has held a higher percentage of our outstanding Common Stock, but as of the Record Date, funds affiliated with VantagePoint hold approximately 7.34% of our outstanding Common Stock. Therefore, as of the Record Date these rights are no longer in effect.

The following paragraphs summarize those rights previously provided to VantagePoint. For so long as VantagePoint owned at least 25% or more of our outstanding shares of Common Stock, the following actions by us required the approval of VantagePoint: (i) any amendment of our amended and restated bylaws; (ii) the issuance of any securities with economic rights senior to our Common Stock or with voting rights different than our Common Stock, subject to certain exceptions; (iii) the incurrence or guarantee of any debt in excess of $20.0 million; (iv) the issuance of equity or debt, or any securities convertible into equity or debt, for consideration in excess of 12.5% of our market capitalization (as determined by the average trading price of our Common Stock over the 30 trading days prior to approval by our Board of such issuance); (v) the acquisition or disposition of stock or assets, including through a license or lease, for consideration in excess of 12.5% of our market capitalization (as determined by the average trading price of our Common Stock over the 30 trading days prior to approval by our Board of such transaction); (vi) the adoption of a stockholder rights plan; (vii) the approval of any “golden parachute” or other compensatory plan contingent upon a change in control of us for any of our executive officers valued in excess of $1 million for an individual officer or $5 million for a group of officers, at the time such compensatory arrangement is adopted; and (viii) any change in the number of authorized directors.

VantagePoint had the right to designate (and remove or replace) three members of our Board if VantagePoint owned at least 50% or more of our outstanding shares, to designate (and remove or replace) two members of our Board if VantagePoint owned between 20% and 50% of our outstanding shares and to designate (and remove or replace) one member of our Board if VantagePoint owned between 10% and 20% of our outstanding shares. VantagePoint also had the right to select one of its Board designees to serve on our compensation committee, our nominating and corporate governance committee and any other special committee of our Board so long as it continued to hold at least 10% of our outstanding shares.

For so long as VantagePoint had the right to designate one of our directors, amendments or modifications of our amended and restated certificate of incorporation and amended and restated bylaws relating to VantagePoint’s rights could occur only with the approval of VantagePoint. VantagePoint and its representatives also had access to our books and records, subject to customary confidentiality and non-disclosure provisions. So long as VantagePoint owned at least 40% of our outstanding voting stock, our stockholders could act by written consent to change the number of authorized directors, remove a director without cause or fill a vacancy on our Board.

Registration Rights

We are party to an investors’ rights agreement with certain holders of our Common Stock, including John W. Larson and Jerome D. Gramaglia, members of our Board, and VantagePoint. This agreement provides for certain rights relating to the registration of their shares of Common Stock.

Indemnification Agreements

We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

The names of the Company’s executive officers, their ages, their positions with the Company and other biographical information as of the Record Date, are set forth below. There are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Joseph L. Jackson	53	Chief Executive Officer and Director
Richard T. Green	55	Chief Financial Officer
Edgar O. Montes	53	Chief Operating Officer
Kimberly L. Wilford	45	Senior Vice President, General Counsel and Corporate Secretary

Joseph L. Jackson. For a brief biography of Mr. Jackson, please see “Proposal One — Election of Directors — Information Regarding the Nominees and Directors.”

Richard T. Green has served as our Chief Financial Officer since December 2008. Prior to joining us, Mr. Green served as Chief Financial Officer for Vertex Business Services N.A., a leading global outsourcing company, from July 2008 to December 2008, and as Chief Financial Officer of the Utility Services Division of Alliance Data Systems, a provider of loyalty marketing solutions derived from transaction-rich data, from March 2000 to July 2008. Mr. Green holds a Masters in Computer Systems Management from Creighton University and an M.B.A. and a B.S.B.A. from the University of Nebraska.

Edgar O. Montes has served as our Chief Operating Officer (COO) since December 2012. Prior to his appointment as COO, Mr. Montes held the position of Senior Vice President, Service Delivery Operations since March 2007, and also held the position of Vice President, Operations from November 2006 until March 2007. Prior to joining us, Mr. Montes served in various positions with American Express, most recently as Vice President — Customer Service, where he was responsible for overseeing customer service, from December 1982 until November 2006. Mr. Montes holds an M.B.A., a B.S. in Accounting and a B.S. in Real Estate from Arizona State University.

Kimberly L. Wilford has served as our Senior Vice President, General Counsel and Corporate Secretary since March 2008. Prior to joining us, Ms. Wilford served as Senior Corporate Counsel for Aricent Inc., a leading communications software company, from May 2007 to March 2008, where she advised Aricent on legal matters, and prior to that as Associate General Counsel for KLA-Tencor Corporation, a provider of yield management and process control solutions for semiconductor manufacturing and related industries, from April 2000 to May 2007, where she advised KLA-Tencor on legal matters. Ms. Wilford holds a J.D. from the University of the Pacific, McGeorge School of Law and a B.A. in Political Science from the University of California, Santa Barbara.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee, or the Committee, has reviewed and discussed the below Summary of Named Executive Officer Compensation with management and, based on such review and discussions, the compensation committee recommended to our Board that this Summary of Named Executive Officer Compensation discussion be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jerome D. Gramaglia, Chair
Thomas A. Bevilacqua
Edward C. Nafus

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the material components of our compensation program for our named executive officers, or NEOs. Our NEOs for 2013 were:

•	Joseph L. Jackson, Chief Executive Officer, who we refer as our CEO;

•	Richard T. Green, Chief Financial Officer, who we refer to as our CFO;

•	Edgar O. Montes, Chief Operating Officer, who we refer to as our COO; and

•	Kimberly L. Wilford, Senior Vice President, General Counsel and Corporate Secretary, who we refer to as our GC.

More information on the compensation for our NEOs appears in the Summary Compensation Table that follows this section.

2013 Business Highlights

We are a leading on-demand provider of tax-advantaged programs for consumer-directed health, commuter and other employee spending account benefits, or CDBs, in the United States. We administer and operate a broad array of CDBs, including spending account management programs, such as health and dependent care Flexible Spending Accounts, or FSAs, Health Savings Accounts, or HSAs, Health Reimbursement Arrangements, or HRAs, and commuter benefits, such as transit and parking programs.

We deliver our CDB programs through a highly scalable delivery model that employer clients and their employee participants may access through a standard web browser on any internet-enabled device, including computers, smart phones and other mobile devices, such as tablet computers. Our clients include many of the Fortune 100 and Fortune 500 and over 29,000 small-and-medium-sized business, or SMB, clients.

We achieved several significant financial results in 2013:

•	Full year 2013 total revenue was $219.3 million, a 24% increase year-over-year

•	Full year 2013 non-GAAP Adjusted EBITDA was $56.5 million, a 36% increase year-over-year

•	Market capitalization as of December 31, 2013 was $2.07 billion, a 268% increase from our market capitalization as of December 31, 2012

•	Stock price as of December 31, 2013 was $59.44, a 234 % increase from our stock price as of December 31, 2012

2013 Key Compensation Actions

Some highlights of our 2013 executive compensation policies and practices were:

•	Equity Awards Tied to Revenue Growth and Adjusted EBITDA Margin. In 2013, we granted Restricted Stock Units (“RSUs”) to our NEOs that were tied to the Company’s performance within and over a three-year period. By granting RSUs with a multi-year performance period and tying vesting to average annual Adjusted EBITDA margin and revenue growth (two of the Company’s core performance objectives), we strengthened the pay-for-performance alignment of our long-term incentive compensation. This further aligns the interests of our NEOs with those of our stockholders.

•	Caps on Performance-Based Incentive Compensation. For 2013, we capped our cash bonuses at 133.75% of the payout target and the 2013 performance-based RSUs at 150% of the payout target.

•	Reasonable Increases to Base Salaries and Performance-Based Cash Incentive Opportunities. In 2013, we increased the base salary and performance-based cash incentive opportunities for all of our NEOs to bring them closer to the targeted range of comparable executives at our peers.

•	Limits on All Other Compensation. We limit special benefits and guaranteed compensation (other than base salary) to our NEOs. For example, we do not have: guaranteed performance-based cash incentives and executive perquisites such as club memberships, and we do not have any separate executive retirement plan that is not generally available to all employees.

Overview, Philosophy and Objectives

Our compensation philosophy is to provide programs that attract, retain and motivate key employees who are critical to our long-term success. We seek to use performance-based compensation to reward our executive officers (including our NEOs) for focusing on individual and company objectives that drive increased stockholder value. We implement this pay-for-performance approach through the following methods:

•	The Committee works with its independent compensation consultant to analyze executive officer compensation against similarly situated executives at a comparison group of companies, the compensation peer group. The compensation peer group is selected on the basis of relevant industry, size and complexity of the business.

•	Although the Committee does not strictly benchmark executive officer compensation, target compensation opportunities are generally established between the 50th and 75th percentiles of the compensation peer group for each of total cash compensation (base salary plus annual bonus), equity compensation and total compensation (cash plus equity). Our executive compensation program is flexible enough to allow the Committee to exercise its discretion to provide compensation outside of the 50th to 75th percentile range to reflect individual and/or Company performance.

The following table identifies the main elements of our executive compensation program and the reason we chose to provide each:

Element of Compensation	Basis for Providing Element
Base Salary	To compensate NEOs for day-to-day efforts based on demonstrated experience, competencies and performance
Short-term Incentives (also referred to as cash bonuses)	To motivate and reward achievement of our annual strategic goals and to better align the NEOs’ interest with our stockholders’ interest by promoting strong, annual financial and business results
Discretionary Bonuses	To reward excellence and retain and attract top talent
Long-term Incentives	To align the NEOs’ interests with the long-term interests of our stockholders and to promote the retention of our NEOs through multi-year vesting schedules and through performance-based vesting schedules linked to our long-term strategic goals
Employee Benefits	To provide for the safety and wellness of our NEOs through benefits that are competitive
Change in Control and Severance Benefits	To promote the retention of our NEOs

Compensation-Setting Process

Role of the Compensation Committee

Our Board, established the Committee to carry out the Board’s responsibilities to administer our compensation programs (as described further in the section titled “Compensation Committee” under “Management — Committees of the Board of Directors” above). The Committee has the final decision-making authority for the compensation of our NEOs. The Committee operates under a written charter adopted by the Committee and approved by the Board. The charter is available on our website. Each committee member qualifies as (i) an “independent director” under NYSE requirements, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act of 1934, as amended, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The Committee has the authority to engage independent outside consultants and obtain input from external advisers as well as our management team or other employees.

The Committee engaged Compensia, Inc., or Compensia, a third party compensation consultant, to assist us with respect to 2013 compensation of our executives, including our NEOs. The Committee also solicited recommendations from our CEO with respect to executive officer compensation and appropriate individuals goals to be used for short-term incentive compensation opportunities, other than with respect to our CEO’s goals and opportunities. Our CEO did not make recommendation with respect to his compensation or goals, which were set by the Committee. The Committee historically discussed our CEO’s compensation opportunities with the full Board to ensure that his compensation opportunities aligned with our overall corporate objectives. The Committee retained ultimate authority to formulate and approve the 2013 executive compensation program.

Role of Compensation Consultant

At the beginning of 2013, the Committee directed Compensia to develop an updated list of compensation peer group of public companies in a similar industry and with similar revenues, market capitalization, and growth rate. The Committee also asked Compensia to conduct a competitive market assessment of executive compensation at the compensation peer group companies. This data was considered by the Committee in setting executive compensation in 2013. This process involved Compensia analyzing, reviewing and making recommendations to the Committee regarding (i) the compensation peer group and (ii) various elements of our executive pay program as compared to the compensation peer group, including base salary, cash bonuses, and long term incentives, as well as total equity ownership. The Committee also asked Compensia to provide input on market practices of our compensation peer group with respect to severance and change in control equity acceleration benefits. Our management also discussed their questions with Compensia regarding the projects and presentations that Compensia provided to the Committee. In 2013, Compensia did not provide any services to us, or receive any payments from us, other than in their capacity as a consultant to the Committee. Based on the consideration of the various factors as set forth in the rules of the SEC and NYSE, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Role of Management

Our CEO, CFO, and GC typically attend Committee meetings, except for executive sessions (unless specifically requested by the Committee to be present). No NEO attends an executive session at which his or her compensation is considered. Our CEO may provide recommendations with respect to compensation for the NEOs other than himself. The Committee considers these recommendations, but may approve, reject or adjust them as the Committee deems appropriate.

Peer Companies

For 2013, with the assistance of Compensia, the Committee approved a list of public company peer companies for the Committee to use in conducting a competitive market analysis of executive officer compensation. Our compensation peer group consisted of publicly traded information technology services, internet software & services, diversified financials and software companies, which generally had revenues between $70 million and $650 million, had experienced strong year-over-year growth in revenues and operating margin, and had a market capitalization between $150 million and $1.5 billion. The following is a list of the public companies that we reviewed as our “compensation peer group”:

Compensation Peer Group
Advent Software	Epiq Systems	SPS Commerce
Bottomline Technologies	Financial Engines	SS&C Technologies
Dealertrack Technologies	Green Dot	Synchronoss Technologies
Ebix	Higher One Holdings	Tangoe
Ellie Mae	Netspend Holdings	TNS
Envestnet	SciQuest

The Committee believed that the list of companies in our compensation peer group was appropriate because the companies were similar in size and operated within the same or similar industries as us.

Use of Peer Data

As we continued our transition from a private to a public company, we used the compensation peer group executive compensation data provided by Compensia as a reference point for setting 2013 executive compensation. We generally strived to establish target compensation opportunities between the 50th and 75th percentiles of our compensation peer group for each of total cash compensation (base salary plus cash bonus opportunity), equity compensation and total compensation (total target cash plus total target equity). However, we did not benchmark any element of compensation to a specific percentile. Instead, the Committee reviewed the compensation peer group executive compensation data, and, with input from our CEO (except with respect to his own compensation), exercised its discretion to set compensation at levels for each of our NEOs at levels it considered appropriate after taking into account various factors, including the compensation paid to similarly situated executives between the 50th and 75th percentile of our compensation peer group, our short-term and long-term performance objectives, our status as a newly publicly-traded company, that NEO’s contributions to the Company, and the most recent compensation adjustments we made for each that NEO. In setting the various elements of compensation for the NEOs, the Committee reviewed total cash compensation (i.e., base salary plus short-term incentives) and total target direct compensation (i.e., total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each NEO.

Elements of Compensation

Base Salary

We typically review and consider adjustments to base salaries on an annual basis, following the Committee’s review of the executive’s performance for the most recently ended fiscal year. Base salaries generally are set at levels intended to recognize the NEOs’ experience, competencies and responsibilities and, over time, are intended to reflect the NEOs’ overall sustained performance and contributions to our company. No NEO had received an increase in his or her base salary since 2010, as we strived to conserve resources in anticipation of an initial public offering. In 2013, our first full year as public company, as we continued our transition from a private company to a public company, we increased the base salaries of each of our NEOs to increase the market competiveness of each NEO’s total target cash compensation opportunity. We did not benchmark any NEO’s base salary or total target cash compensation opportunity to a specific percentile of our compensation peer group companies. Instead, we first reviewed the base salaries paid to similarly situated executives at our compensation peer group companies, and identified that each NEO’s base salary and total target cash compensation opportunity fell below the 25th percentile of our compensation peer group companies. Using the compensation peer group compensation data for the 50th to 75th percentile as a reference point, we increased each NEO’s 2013 base salary to a level that, when considered with his or her target short-term incentive compensation opportunity, would provide the appropriate retention and motivational incentives and would be competitive with our compensation peer group.

The table below illustrates the base salaries in effect for 2013 for our NEOs.

Name	2013 Base Salary
Joseph L. Jackson	$600,000
Richard T. Green	$330,000
Edgar O. Montes	$320,000
Kimberly L. Wilford	$310,000

Short-Term Incentives (Cash Bonuses)

We adopted a 2013 Executive Bonus Plan, or the Bonus Plan, in order to reward the performance of our NEOs, in achieving our financial and strategic objectives for the year. Bonuses are discretionary and the Committee may determine bonuses based on achievement of pre-established performance goals and other factors it deems relevant. The Committee may determine to award a bonus at a level higher than the bonus amount that otherwise would become payable based on actual achievement of performance goals up to 133.75% of the NEO’s target bonus amount. The Committee also has discretion to reduce bonus amounts or to determine not to award any bonus.

Target Bonuses

Each year we typically establish a target bonus for each NEO expressed as a percentage of base salary. No NEO had received an increase in his or her target bonus since 2010, as we strived to conserve resources in anticipation of an initial public offering. Prior to setting bonuses for 2013, and in connection with our transition from a private company to a publicly-traded company, the Committee reviewed the target bonus opportunities for similarly situated executives at our compensation peer group companies. The Committee determined that the target bonus opportunities and total target cash compensation opportunities for our NEOs were below the 25th percentile of our compensation peer group companies. Using the compensation peer group compensation data for the 50th to 75th percentile as a reference point, we increased each NEO’s 2013 target bonus opportunity to a level that, when considered with his or her base salary, would provide the appropriate retention and motivational incentives and would be competitive with our compensation peer group. We did not benchmark any NEO’s target bonus opportunity to a specific percentile for 2013.

The table below illustrates the target bonus opportunities in effect for 2013 for our NEOs:

Name	2013 Target Bonus Percentage	2013 Target Bonus Opportunity ($)
Joseph L. Jackson	100%	$600,000
Richard T. Green	60%	$198,000
Edgar O. Montes	60%	$192,000
Kimberly L. Wilford	60%	$186,000

Performance Goals

For 2013, the performance goals under the Bonus Plan were based on the achievement of (a) annual adjusted earnings before interest, tax, depreciation and amortization, or Adjusted 2013 EBITDA, (b) an overall company objective based on adjusted organic revenue growth, and (c) individual goals. These goals were weighted as follows:

Performance Goal	Weighting
Adjusted 2013 EBITDA	45%
Overall Company Objective	45%
Individual Goals	10%

We believe that this mix of corporate and individual goals for 2013 was appropriate because the former incentivized our NEOs to work as a team to achieve important financial, business and strategic goals, while the latter focused each NEO’s attention on the critical objectives specific to his or her role and responsibilities within our company. The Committee, in consultation with the CEO and management, determined that EBITDA and organic revenue growth were key goals for our company in 2013 to drive the growth of our business and link the interests of our executives with those of our stockholders. The Committee approved the individual goals for the NEOs (other than our CEO) with input from our CEO. The CEO’s goals were established by the Committee, in its sole discretion, after discussing with the Board these goals in light of the Company’s overall 2013 corporate objectives. These individual goals represent key areas of contribution for each NEO that are designed to motivate and drive our NEOs our core objectives.

Adjusted 2013 EBITDA. For purposes of the Bonus Plan, Adjusted 2013 EBITDA means our 2013 EBITDA as adjusted by: (1) adding back compensation costs for share-based payments that otherwise would be amortized for financial reporting purposes; (2) excluding the financial results of any businesses acquired by us during 2013 (unless such business also was included in the budgeted Adjusted 2013 EBITDA target as approved by the Board); and (3) including the effect of bonuses paid to our NEOs for 2013. The following table describes the levels of Adjusted 2013 EBITDA performance required for 2013 for our NEOs, as well as the multiplier that would be applied to the portion of the eligible bonus (45% of the bonus) upon achievement of this performance goal:

Achievement of Adjusted 2013 EBITDA (1)	Multiplier Allocated to Adjusted 2013 EBITDA Performance Goal
$55.0 million and Greater	A multiplier of 61.875% is allocated to achievement of the performance goal
At least $49 million but not greater than $55.0 million	A multiplier between 40.5% and 61.875% is allocated to achievement of the performance goal, prorated based on the level of achievement within the Adjusted 2013 EBITDA range
Less than $49.0 million	No amount is payable with respect to the Adjusted 2013 EBITDA performance goal

(1)	The target goal (which at 100% achievement yields a multiplier of 45%) is based on achievement of Adjusted 2013 EBITDA at $51.0 million.

Overall Company Objective. The 2013 overall company objective selected by the Committee for the 2013 Bonus Plan was to achieve actual adjusted organic revenue growth of at least 8.5%. Actual adjusted organic revenue is defined as total revenue, less “run-out” and “grace period” fees, less any revenue from any portfolio purchases during 2013, and any client credits, which was subject to review by the Committee for possible adjustment within the calculation.

The following table describes the levels of actual adjusted organic revenue growth performance required for 2013 for our NEOs, as well as the multiplier that would be applied to the portion of the eligible bonus (45% of the bonus) upon achievement of this performance goal:

Achievement of 2013 Actual Adjusted Organic Revenue Growth Company Objective (1)(2)	Multiplier Allocated to Company Objective Performance Goal
9.4% and Greater	A multiplier of 61.875% is allocated to achievement of the performance goal
Between 7.7% and 9.4%	A multiplier between 40.5% and 61.875% is allocated to achievement of the performance goal prorated based on the level of achievement within such organic revenue growth range
Below 7.7%	No amount becomes payable with respect to the 2013 company objective

(1)	The target goal (which at 100% achievement yields a multiplier of 45%) is based on achievement of actual adjusted organic revenue growth of 8.5%.
(2)	If Adjusted EBITDA is less than $49.0 million, no amount becomes payable with respect to the 2013 overall company objective.

Individual Goals. In addition to the corporate goals, the bonuses for our NEOs depended on achievement of individual goals that were specific to his or her roles and responsibilities. The following table summarizes the individual goals for each NEO for 2013:

Name	Individual Performance Goals
Joseph L. Jackson	Rated on his performance using the following factors (weighted as shown below): (1) complete at least two acquisitions (34%), (2) continue to represent us in Washington, DC (33%), and (3) attend and present at various investor conferences (33%).
Richard T. Green	Rated on his performance using the following factors (weighted as shown below): (1) transition investor relations function to another external or internal group by the end of 2013 (20%), (2) attend at least 3 investor conferences and mini “road shows” (20%), (3) implement enterprise risk management (ERM) process, develop heat map of risk, and form 2014 audit plan based on ERM findings (20%), (4) continue testing and remediation efforts in connection and integrate acquisition (as appropriate) in connection with SOX implementation (20%), and (5) support acquisitions (20%).
Edgar O. Montes	Rated on his performance using the following factors (weighted as shown below): (1) meet service levels for all key operational areas for 12 months or 4 quarters (20%), (2) improve transactional participant satisfaction (15%), (3) achieve full year budget target (40%), (4) improve customer/client satisfaction (15%), and (5) improve employee engagement survey results (10%).
Kimberly L. Wilford	Rated on her performance using the following factors (weighted as shown below): (1) manage public company legal processes and reduce legal costs (25%), (2) understand and integrate legal functions, policies, and procedures of all divisions (25%), (3) manage due diligence activity and handle contract preparation and negotiation for acquisitions (25%), and (4) improve contract process and database (25%).

The overall performance for each NEO (other than the CEO) against his or her individual performance goals is reviewed by the CEO and a recommendation is made by the CEO to the Committee for its determination of the percentage achievement of the individual performance goal metric for the NEO’s short-term cash incentive. Our CEO’s performance against his individual performance goals is reviewed and approved by the Committee, which discusses its determination with the full Board. However, even if these goals are 100% achieved, no bonuses with respect to the individual performance goals would be payable unless a minimum Adjusted 2013 EBITDA of $49.0 million is achieved for 2013.

2013 Results

Following the 2013 performance period, the Committee assessed our performance against the criteria under the Bonus Plan and determined that for 2013, we achieved an Adjusted 2013 EBITDA of $56.4 million (resulting in a multiplier of 61.875% for the Adjusted 2013 EBITDA performance goal) and the actual adjusted organic revenue growth was 9.9% (resulting in a multiplier of 61.875% for the overall company objective performance).

Also following the 2013 performance period, our CEO assessed the performance of our other NEOs versus their respective individual performance goals, and the Committee assessed our CEO’s performance against his individual performance goals. Our CEO determined that each NEO achieved 100% of his or her individual performance objectives, and our CEO recommended, and the Committee approved achievement of 100% of the individual performance objectives (resulting in a multiplier of 10% for the individual performance objective).

The Committee assessed Mr. Jackson’s performance against his individual performance goals, and, after discussions with the full Board, determined that on an overall basis, Mr. Jackson’s individual performance goals had been achieved at 100% (resulting in a multiplier of 10% for his individual performance objective).

The following table sets forth the 2013 bonuses paid to our NEOs:

Name	Target Bonus as a Percentage of Base Salary	Actual Bonuses	Actual Bonuses as a Percentage of Base Salary
Joseph L. Jackson	100%	$802,500	134%
Richard T. Green	60%	$264,825	80%
Edgar O. Montes	60%	$256,800	80%
Kimberly L. Wilford	60%	$248,775	80%

Long-Term Incentives (Equity Awards)

We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our NEOs through the use of equity awards, the value of which depends on our stock performance. We have established equity incentive plans to provide certain of our employees, including our NEOs, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, to the extent equity awards are granted, these provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time subject to continued service with us.

In early 2013, with the assistance of Compensia, we reviewed our NEOs’ long-term equity compensation and total direct compensation opportunities to assess the market competitiveness and retention power of each NEO’s existing equity compensation opportunity with us. We determined that each NEO’s long-term equity compensation and total direct compensation opportunities was below the 25th percentile of similarly situated executives at our compensation peer group companies. We also observed that by January 2014 nearly all of our NEOs’ stock options would be vested (assuming performance-vested option revenue targets are achieved), which reduce the retentive aspect of our executive compensation program.

We determined to grant new equity awards to our NEOs in an effort to promote retention and to further align the interests of our NEOs with those of our stockholders. After reviewing the equity compensation practices of our compensation peer group companies provided by Compensia, we granted a mix of stock options with time-based vesting over four years and RSUs with performance-based vesting schedule over a three-year performance period. We believe this design provided the appropriate incentives to compensate our NEOs for their continued service and dedication to our business as well as their ability to drive growth and expand our business to foster our long-term core performance objectives. In determining the size of the equity awards, the Committee, after considering the equity compensation levels between the 50th and 75th percentile of our compensation peer group, each executive officer’s criticality to the organization, and internal equity, exercised its discretion to set equity awards that it believed were competitive with our compensation peer group companies, but also would provide the appropriate incentives to retain each NEO over the long-term. The Committee did not benchmark long-term equity compensation or total direct compensation to any specific percentile of our compensation peer group.

The table below describes the material terms of the equity awards granted to each NEO in 2013:

Name	Stock Options	RSUs
Joseph L. Jackson	125,000	60,000
Richard T. Green	50,000	25,000
Edgar O. Montes	50,000	25,000
Kimberly L. Wilford	50,000	25,000

The stock options have an exercise price of $23.76 per share, which was the closing price per share of our common stock on March 6, 2013, the grant date. The stock options will vest as to 25% of the options on the first anniversary of the grant date and an additional 1/48th of the total options will vest on each of the 36 succeeding monthly anniversaries following the first anniversary of the effective date. The vesting of stock options is contingent on the NEO’s continued status as our service provider as of each applicable vesting date.

The RSUs will be eligible to vest in the first quarter of the 2016 calendar year based on the Company’s achievements against its average annual EBITDA margin target for the performance period and compound revenue growth target for the performance period. For any RSUs to vest, the Company must achieve an average annual EBITDA margin equal to or greater than 22% for the performance period. The performance period runs from January 1, 2013 through December 31, 2015. The vesting of RSUs is contingent on the NEO’s continued status as our service provider through the applicable vesting date.

The following table describes the levels of revenue growth target for the performance period for the RSUs to vest:

Achievement of Revenue Growth Objective (1)(2)	Percentage of RSUs Vesting
20% and Greater	150% of RSUs will vest
Between 15% but less than 20%	Between 100% and 150% of RSUs will vest
Between 10% but less than 15%	Between 50% and 100% of RSUs will vest
Below 10%	No RSUs will vest

Upon a change in control prior to the determination date of the applicable achievements for RSU vesting, each NEO will vest in the number of his or her RSUs that would have vested on the date of the change in control had the award of RSUs been subject to a three-year monthly time-based vesting schedule as of the grant date, and the remaining RSUs (if any) will vest in equal monthly installments through the three-year anniversary of the grant date. The vesting of RSUs is contingent on the NEO’s continued status as our service provider through each applicable vesting date.

In setting the vesting terms for the RSU awards described above, we sought to provide awards that would vest only if we achieved our three-year long-term performance goals for average annual EBITDA margin and revenue growth and our NEO remained employed with us in achieving these goals. Recognizing the possible distraction that these performance-based vesting terms may cause in the event of a potential change in control transaction during the performance period, we approved a time-based vesting mechanism that would be triggered only in the event of a change in control so that the NEOs could realize value from these RSU awards for their service between the grant date and the change in control. We believe this structure furthers our retention objective with respect to these RSU awards.

In future years, we expect to continue to review data of our compensation peer group companies and make determinations as to the appropriate types of equity awards and mix of performance-based and time-based vesting schedules with respect to these awards.

Equity Award Grant Practices

Equity awards are granted to our NEOs and other employees under our 2010 Equity Incentive Plan. The grant date of all equity awards generally is the date on which the Committee approves the award, but the Committee may set a grant date that occurs after the date of approval. In 2013, stock options and RSU awards made to the NEOs and certain other employees were approved by the Committee in late February and became effective on March 6, 2013 following the filing of the S-1 registration statement in connection with our follow-on offering. The Committee has not delegated authority to grant equity awards under the 2010 Equity Incentive Plan. The Committee does not intend to establish any program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information that is likely to result in any increase or decrease in the value of our common stock.

Stock Ownership Guidelines

In 2014, we adopted stock ownership guidelines that for all our NEOs to help ensure that we maintain a close alignment between the interests of our NEOs and those of our stockholders. Under our stock ownership guidelines, our CEO is expected to own shares of our common stock valued at three times his annual base salary, and each other NEO is expected to own shares of our common stock valued at one times his or her annual base salary. Value is based on a 100-day trailing average of our stock price as of the last trading day of each fiscal year. For this purpose, shares include all owned shares, vested and unvested stock options, and unvested RSUs.

We have not adopted stock ownership guidelines for our other employees or our directors, although we may consider doing so in the future.

Policy Against Short Sales, other Put-Equivalent Investment and Hedging Transactions

We have established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Employee Benefits

Our NEOs are eligible to participate in the same group insurance and employee benefit plans as our other full-time, U.S. employees. We provide employee benefits to all eligible employees, including our NEOs, which we believe are reasonable and consistent with our overall compensation objective to better enable us to attract and retain employees. These include benefits such as medical, dental, and vision care, disability benefits and life insurance. In 2013, we also paid tax gross ups to our NEOs for certain taxes that were imputed in connection with our company life insurance policy.

We also maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual Internal Revenue Code (“Code”) limits. Employees can make contributions to the plan on a before tax basis up to 85% of their eligible compensation, subject to the maximum amount prescribed by the Internal Revenue Service. Under the 401(k) plan, we currently provide discretionary matching contributions at 30% of the first 6% of the employee contribution, up to a maximum of 1.8% of the employee’s eligible compensation. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Change in Control and Severance Benefits

In hiring our executive officers, we recognized that it would be necessary to recruit qualified candidates that have the requisite experience, talent and skills to fill critical positions. In recruiting these executives, we offered compensation packages that we believe were competitive and sufficiently compelling in order for them to forego other opportunities and/or leave their prior employment. We have entered into agreements with each of our NEOs and certain other executives, either in connection with their hire or for internal equity considerations, which provide for certain severance benefits in the event of a qualifying termination. We believe that these agreements will help our NEOs and other executives to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination or termination in connection with a potential change in control of us. We also believe that these arrangements further our interest in encouraging retention among our key employees.

These various agreements are described in more detail in “— Employment Agreement and Executive Severance Benefit Agreements” and “— Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m), or Section 162(m), limits the amount that we may deduct for compensation paid to our CEO and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and performance-based cash incentive compensation, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. While the Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the Committee considers tax deductibility under Section 162(m) as a factor in compensation structure. In 2013, our Board and stockholders approved a new cash-based bonus plan and amendments to our equity incentive plan to allow the Committee, in its discretion, the flexibility to grant cash-based bonus and equity awards that qualify as “performance-based” compensation under Section 162(m). We may pay compensation or grant equity awards to our executive officers that have their deductibility limited by Section 162(m) if we believe that such compensation is appropriate. For 2013, no compensation paid had its deductibility limited by Section 162(m).

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2013 and we have not agreed and are not otherwise obligated to provide any NEOs with such a “gross-up.” Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC Topic 718, for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Summary Compensation Table

The following table presents information concerning the total compensation of our NEOs, for services rendered to us in all capacities during the fiscal years ended December 31, 2011, 2012 and 2013:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards		Option Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation		Total
Joseph L. Jackson	2013	$600,000	$100,000	$1,425,600	(4)	$1,461,513	$802,500	$4,741	(5)	$4,394,354
Chief Executive Officer	2012	400,000	100,000	—		886,935	267,600	3,990	(6)	1,658,525
	2011	400,000	—	—		—	260,000	2,450	(7)	662,450

Richard T. Green	2013	330,000	50,000	594,000	(8)	584,605	264,825	4,896	(9)	1,828,326
Chief Financial Officer	2012	281,875	50,000	—		236,516	150,859	3,966	(10)	723,216
	2011	281,875	—	—		—	146,575	1,715	(7)	430,165

Edgar O. Montes	2013	320,000	50,000	594,000	(8)	584,605	256,800	4,741	(5)	1,810,146
Chief Operating Officer	2012	218,400	50,000	—		236,516	116,888	3,920	(11)	625,724
	2011	218,400	—	—		—	113,568	2,378	(7)	334,346

Kimberly L. Wilford	2013	310,000	50,000	594,000	(8)	584,605	248,775	4,689	(12)	1,792,069
Senior Vice President, General Counsel and Corporate Secretary	2012	198,550	50,000	—		236,516	106,264	3,173	(13)	594,503
	2011	198,550	—	—		—	103,246	1,986	(7)	303,782

(1)	Amounts represent discretionary bonus approved by the compensation committee and paid in recognition of a successful completion of the Company’s initial public offering and follow-on public offering for all NEOs, except for Mr. Montes, whose amount is in recognition of the Company’s successful implementation of several new key clients.
(2)	Amounts represent the aggregate fair market value of options granted in the fiscal years ended December 31, 2011, 2012 and 2013 to the NEO calculated in accordance with ASC Topic 718 without regard to estimated forfeitures. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(3)	Amounts represent the total performance-based bonuses earned for services rendered in 2011, 2012 and 2013 under our Executive Bonus Plan.

(4)	Amount represents the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2013 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. RSUs will vest based on performance objectives during the performance period from January 1, 2013 through December 31, 2015. If performance targets are exceeded, amounts vested can be increased up to 150% of the initial targeted RSU, which would result in a grant date aggregate fair market value of $2,138,400.
(5)	Amount represents (i) $4,590 in 401(k) matching contribution by us and (ii) $151.06 in Life Insurance Gross Up.
(6)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $233.20 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(7)	Amount represents 401(k) matching contribution by us.
(8)	Amount represents the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2013 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. RSUs will vest based on performance objectives during the performance period from January 1, 2013 through December 31, 2015. If performance targets are exceeded, amounts vested can be increased up to 150% of the initial targeted RSU, which would result in a grant date aggregate fair market value of $891,000.
(9)	Amount represents (i) $4,590 in 401(k) matching contribution by us and (ii) $305.91 in Life Insurance Gross Up.
(10)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $209.76 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(11)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $162.96 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(12)	Amount represents (i) $4,590 in 401(k) matching contribution by us and (ii) $98.52 in Life Insurance Gross Up.
(13)	Amount represents (i) $3,018.05 in 401(k) matching contribution by us, (ii) $148.08 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.

Plan-Based Awards for Fiscal 2013

The following table provides information regarding grants of all awards to each of our NEOs during fiscal 2013.

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph L. Jackson	3/6/13	2/26/13							125,000	23.76	1,461,513
	3/6/13	2/26/13				30,000	60,000	90,000			1,425,600
			546,000	600,000	802,500
Richard T. Green	3/6/13	2/26/13							50,000	23.76	584,605
	3/6/13	2/26/13				12,500	25,000	37,500			594,000
			180,180	198,000	264,825
Edgar O. Montes	3/6/13	2/26/13							50,000	23.76	584,605
	3/6/13	2/26/13				12,500	25,000	37,500			594,000
			174,720	192,000	256,800
Kimberly L. Wilford	3/6/13	2/26/13							50,000	23.76	584,605
	3/6/13	2/26/13				12,500	25,000	37,500			594,000
			169,260	186,000	248,775

(1)	Represents awards granted under our 2013 Bonus Plan, which were earned based on performance in 2013. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in 2013 by our NEOs under our 2013 Bonus Plan.
(2)	Represents RSUs that will vest based on performance objectives during the performance period from January 1, 2013 through December 31, 2015. These columns show the awards that are possible at threshold, target and maximum levels of performance. The RSUs will be eligible to vest on January 1, 2016 based on the Company’s achievements against our (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. If growth targets are exceeded, amounts vested can be increased up to 150% of the initial targeted RSU.
(3)	This column represents awards of stock options granted under our 2010 Equity Incentive Plan. 25% of the shares vest on the first anniversary of the vesting commencement date, which is February 26, 2013, and an additional 1/48th of the shares vest on each of the 36 succeeding monthly anniversaries of the vesting commencement date, subject to the respective NEO’s continued service to us on each such vesting date.

(4)	Amounts in this column represent the grant date fair value of stock option and restricted stock unit awards, calculated in accordance with ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted. For restricted stock units that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant by (y) the number of units awarded.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of December 31, 2013.

	Option Awards								Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options: (#) Exercisable		Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph L. Jackson	5/25/2007	(1)	370,000	(6)	—	—	$9.42	5/25/2017
	5/7/2009	(1)	6,250	(6)	—	—	$6.14	5/7/2019
	5/6/2010	(1)	42,500	(7)	—	—	$5.32	5/6/2020
	5/6/2010	(2)	1,875	(2)	—	140,625	$5.32	5/6/2020
	11/4/2010	(3)	37,500		—	112,500	$6.18	11/4/2020
	2/9/2012	(3)	37,500		—	112,500	$9.59	2/9/2022
	3/6/2013	(4)	—		125,000		$23.76	3/6/2023
	3/6/2013	(5)							60,000	(5)	$3,566,400
Richard T. Green	5/6/2010	(1)	27,344	(8)	—	—	$5.32	5/6/2020
	11/4/2010	(3)	—		—	22,500	$6.18	11/4/2020
	2/9/2012	(3)	—		—	30,000	$9.59	2/9/2022
	3/6/2013	(4)	—		50,000	—	$23.76	3/6/2023
	3/6/2013	(5)							25,000	(5)	$1,486,000
Edgar O. Montes	2/7/2008	(1)	25,000	(6)	—	—	$8.28	2/7/2018
	5/29/2009	(1)	25,000	(6)	—	—	$6.14	5/29/2019
	5/6/2010	(1)	30,000	(9)	—	—	$5.32	5/6/2020
	11/4/2010	(3)	5,000		—	15,000	$6.18	11/4/2020
	2/9/2012	(3)	10,000		—	30,000	$9.59	2/9/2022
	3/6/2013	(4)	—		50,000	—	$23.76	3/6/2023
	3/6/2013	(5)							25,000	(5)	$1,486,000
Kimberly L. Wilford	5/7/2008	(1)	19,948	(6)	—	—	$8.24	5/7/2018
	5/6/2010	(1)	2,552	(10)	—	—	$5.32	5/6/2020
	11/4/2010	(3)	3,125		—	9,375	$6.18	11/4/2020
	2/9/2012	(3)	10,000		—	30,000	$9.59	2/9/2022
	3/6/2013	(4)	—		50,000	—	$23.76	3/6/2023
	3/6/2013	(5)							25,000	(5)	$1,486,000

(1)	Twenty-five percent of the shares vest on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares vest on each of the 36 succeeding monthly anniversaries of the vesting commencement date, subject to the respective NEO’s continued service to us on each such vesting date. The options contain an early exercise feature subject to our right of repurchase.
(2)	The shares subject to the option vest in full on the seven-year anniversary of the grant date; provided, however, (a) 25% of each grant will vest immediately if certain financial performance goals are met, (b) 25% of each grant vested upon the successful listing of our Common Stock on the NYSE and (c) the remaining 50% of each grant will vest immediately if both (a) and (b) occur, subject to the respective NEO’s continued service to us on each such vesting date. The options contain an early exercise feature subject to our right of repurchase.
(3)	The shares subject to the option vest in full on the seven-year anniversary of the grant date; provided, however, (a) 25% of each grant will vest immediately if certain financial performance goals are met, (b) 25% of each grant vested upon the successful listing of our Common Stock on the NYSE and (c) the remaining 50% of each grant will vest immediately if both (a) and (b) occur, subject to the respective NEO’s continued service to us on each such vesting date.

(4)	Twenty-five percent of the shares vest on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares vest on each of the 36 succeeding monthly anniversaries of the vesting commencement date, subject to the respective NEO’s continued service to us on each such vesting date.
(5)	RSUs will be eligible to vest on January 1, 2016 based on the Company’s achievements against its (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. If growth targets are exceeded, amounts vested can be increased up to 150% of the initial targeted RSU. The performance period runs from January 1, 2013 through December 31, 2015. The vesting of RSUs is contingent on the recipient’s continued status as our service provider through the applicable vesting date.
(6)	This option is fully vested.
(7)	As of December 31, 2013, 22,969 shares underlying this option were vested.
(8)	As of December 31, 2013, 18,229 shares underlying this option were vested.
(9)	As of December 31, 2013, 26,875 shares underlying this option were vested.
(10)	As of December 31, 2013, 729 shares underlying this option were vested.

Option Exercises During Fiscal 2013

The following table presents certain information regarding options exercised by our NEOs in fiscal 2013. The value realized upon exercise of stock options is calculated based on the difference between the market price of our Common Stock upon exercise and the exercise price of the options. No RSUs vested in fiscal 2013.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Joseph L. Jackson	638,750	$15,740,041
Richard T. Green	227,656	5,164,758
Edgar O. Montes	75,000	1,663,247
Kimberly L. Wilford	70,000	2,183,160

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and no NEOs participated in a nonqualified deferred compensation plan during fiscal 2013.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,988,678	11.80	1,531,628	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,988,678	11.80	1,531,628

(1)

Consists of the 2000 Stock Option/Stock Issuance Plan, the 2010 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan. The 2000 Stock Option/Stock Issuance Plan terminated in 2010 and as a result, no additional awards will be granted under the 2000 Stock Option/Stock Issuance Plan. However, the 2000 Stock Option/Stock Issuance Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 1,500,000 shares of our Common Stock, (ii) three percent (3%) (which was increased to four percent (4%) beginning with the 2014 fiscal year in connection with the amendments approved to the 2010 Equity Incentive Plan by our Board and stockholders in 2013) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board may determine. Our 2012 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2013 fiscal year, equal to the least of (i) 500,000 shares of our Common Stock, (ii) one percent (1%) of the outstanding shares of our Common Stock on the first day of the fiscal year, or (iii) such lesser amount as our Board or a designated committee acting as administrator of the plan may determine.
(2)	The amount reported includes 639,698 shares available for purchase under the 2012 Employee Stock Purchase Plan at the end of fiscal 2013.

Employment Agreement and Executive Severance Benefit Agreements

All NEOs

In 2013, each of our NEOs received stock options and RSUs that will fully vest in the event of an involuntary termination of his or her employment with us or his or her termination of employment by reason of death or disability, in either case, within 24 months following a change in control of us. In addition, in the event a change in control that occurs prior to the determination date for measuring achievement of the applicable performance-based vesting conditions for the RSUs, each NEO will immediately vest in the number of RSUs that would have vested on the date of the change in control had the award of RSUs been subject to a three-year monthly time-based vesting schedule as of the grant date, and the remaining RSUs (if any) will vest in equal monthly installments through the three-year anniversary of the grant date, in all cases, subject to continued service with us through each applicable vesting date.

In addition, upon our NEO’s death or disability our NEO (or his or her estate) will have until the one-year anniversary of the recipient’s date of termination due to death or disability to exercise any outstanding stock options.

The terms “involuntary termination,” “change in control,” and “disability” have the meanings set forth in the applicable RSU and option agreement.

In approving these vesting acceleration terms, the Committee considered that the vesting acceleration provisions for the existing employment and severance benefit agreements only applied to options in the NEO’s existing employment and severance benefit agreements that were substantially vested. In addition, the Committee, recognizing the possible distraction that a change in control transaction can cause to executives, considered vesting acceleration provisions upon an involuntary termination following a change in control to be appropriate to ensure that we retained the NEO’s continued dedication through the consummation of a change in control and provide the NEO with enhanced financial protections following a change in control.

Joseph L. Jackson

We entered into a second amended and restated employment agreement, or the employment agreement, with Joseph L. Jackson, our Chief Executive Officer, on November 23, 2010. The employment agreement has no specific term and constitutes at will employment. Mr. Jackson’s current annual base salary is $650,000 and he is eligible to receive an annual bonus with a target amount equal to no less than 50% of his then-current salary. The actual annual bonus amount depends on Mr. Jackson’s performance and achievement of corporate performance goals set for that year, as determined by the Committee.

The employment agreement provides that in the event of an involuntary termination, if Mr. Jackson executes a general release of claims in favor of us, he will receive at least two months of salary and medical care coverage. If he also enters into and abides by certain covenants, Mr. Jackson will receive payment of his salary over a total period of 12 months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for Mr. Jackson, his spouse and his eligible dependents for a total period of 12 months.

In the event of an involuntary termination of his employment with us (i) within 24 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the employment agreement provides that he will receive the severance described above (subject to the execution of a release of claims and covenants as described above), plus: (a) accelerated vesting of certain stock options listed in his employment agreement with respect to the number of shares subject thereto that would have vested had he remained an employee for an additional 24 months; and (b) potential payment of all or a portion of his annual bonus, at the discretion of our Board.

The terms “involuntary termination” and “change in control” have the meanings set forth in the employment agreement.

Richard T. Green, Edgar O. Montes and Kimberly L. Wilford

On January 27, 2011, we entered into amended and restated executive severance benefit agreements, or the severance benefit agreements, with each of our NEOs, other than Mr. Jackson. Each severance benefit agreement provides that in the event of an involuntary termination, if the NEO executes a general release of claims in favor of us, he or she will receive at least one month of base salary and medical care coverage. If the NEO also enters into and abides by certain covenants, such NEOs will receive payment of his or her salary over a total period of six months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for such NEO and his or her spouse and eligible dependents for a total period of six months.

In the event of an involuntary termination of employment with us (i) within 12 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the severance benefit agreements provide that he or she will receive the severance described above (subject to the execution of a release of claims and covenants as described above), plus: (a) accelerated vesting of certain stock options listed in his or her employment agreement with respect to the number of shares subject thereto that would have vested had he or she remained an employee for an additional 18 months; and (b) a prorated payment of such NEO’s annual target bonus based on the number of months that he or she was an employee during such fiscal year.

The terms “involuntary termination” and “change in control” have the meanings set forth in the severance benefit agreements.

Potential Payments Upon Termination or Change of Control

The following table shows the amounts each of our NEOs would receive in the event of their termination following a change in control or upon certain other events, assuming the termination took place on December 31, 2013, the last day of our most recently completed fiscal year.

Triggering Event	Salary ($)	Bonus ($)	Accelerated Stock Options (1) ($)	Accelerated RSUs (2) ($)	Health Care Benefits ($)	Health Care Benefits Gross-Up Payments ($)	Total ($)
Joseph L. Jackson
Termination Without Cause Not in Connection with a Change in Control	600,000	—	—	—	18,246	16,199	634,445
Termination Without Cause or Constructive Termination after a Change in Control (3)	600,000	600,000	5,517,018	3,566,400	18,246	16,199	10,317,863
Change in Control Only (4)	—	—	—	891,600	—	—	891,600
Richard T. Green
Termination Without Cause Not in Connection with a Change in Control	165,000	—	—	—	9,123	8,100	182,223
Termination Without Cause or Constructive Termination after a Change in Control (5)	165,000	198,000	2,277,304	1,486,000	9,123	8,100	4,143,527
Change in Control Only (4)	—	—	—	371,500	—	—	371,500
Edgar O. Montes
Termination Without Cause Not in Connection with a Change in Control	160,000	—	—	—	9,123	8,100	177,223
Termination Without Cause or Constructive Termination after a Change in Control (6)	160,000	192,000	1,953,125	1,486,000	9,123	8,100	3,808,348
Change in Control Only (4)	—	—	—	371,500	—	—	371,500
Kimberly L. Wilford
Termination Without Cause Not in Connection with a Change in Control	155,000	—	—	—	6,256	5,554	166,810
Termination Without Cause or Constructive Termination after a Change in Control (7)	155,000	186,000	1,882,661	1,486,000	6,256	5,554	3,721,471
Change in Control Only (4)	—	—	—	371,500	—	—	371,500

(1)	Amount reflects the difference between the closing sales price of a share of our Common Stock on December 31, 2013 ($59.44) and the per share exercise price for the option.
(2)	Amount shown reflects the closing sales price of a share of our Common Stock on December 31, 2013 ($59.44).
(3)

As of December 31, 2013, the following shares of Common Stock would accelerate if Mr. Jackson were terminated without cause or resigned for good reason in connection with a change of control (i) within 24 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction within a two-year period after such change in control: 144,531 option awards and 60,000 restricted stock units.
(4)	Amount shown is based on vesting in the number of RSUs that would have vested upon a change in control on December 31, 2013 had the award of RSUs been subject to a three-year monthly time-based vesting schedule as of the grant date.
(5)	As of December 31, 2013, the following shares of Common Stock would accelerate if Mr. Green were terminated without cause or resigned for good reason in connection with a change of control us (i) within 24 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction: 59,115 option awards and 25,000 restricted stock units.
(6)	As of December 31, 2013, the following shares of Common Stock would accelerate if Mr. Montes were terminated without cause or resigned for good reason in connection with a change of control us (i) within 24 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction: 53,125 option awards and 25,000 restricted stock units.
(7)	As of December 31, 2013, the following shares of Common Stock would accelerate if Ms. Wilford were terminated without cause or resigned for good reason in connection with a change of control us (i) within 24 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction: 51,823 option awards and 25,000 restricted stock units.

401(k) Plan

We maintain a tax qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual Code limits. Employees can make contributions to the plan on a before tax basis up to 85% of their eligible compensation, subject to the maximum amount prescribed by the Internal Revenue Service. Under the 401(k) plan, we provide discretionary matching contributions at 30% of the first 6% of the employee contribution, up to a maximum of 1.8% of the employee’s eligible compensation. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2013. Our CEO did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our CEO as an employee is presented in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($) (1)	Total ($)
Richard M. Berkeley (2)	—	—	113,994	113,994
Thomas A. Bevilacqua (3)	—	—	113,994	113,994
Bruce G. Bodaken (4)	43,000	—	113,994	156,994
Mariann Byerwalter (5)	31,500	—	113,994	145,494
Jerome D. Gramaglia (6)	37,500	—	113,994	151,494
John W. Larson (7)	48,000	—	113,994	161,994
Edward C. Nafus (8)(9)	45,500	—	113,994	159,494

(1)	The amounts shown reflect the aggregate grant date fair value of stock options granted, respectively, determined in accordance with ASC Topic 718. See Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 regarding assumptions underlying valuation of equity awards. These amounts do not correspond to the actual value that may be recognized by the directors.
(2)	As of December 31, 2013, Mr. Berkeley held options to purchase 10,000 shares of Common Stock.
(3)	As of December 31, 2013, Mr. Bevilacqua held options to purchase 13,840 shares of Common Stock.
(4)	As of December 31, 2013, Mr. Bodaken held options to purchase 10,000 shares of Common Stock.
(5)	As of December 31, 2013, Ms. Byerwalter held options to purchase 10,000 shares of Common Stock.
(6)	As of December 31, 2013, Mr. Gramaglia held options to purchase 53,500 shares of Common Stock.
(7)	As of December 31, 2013, Mr. Larson held options to purchase 79,750 shares of Common Stock.
(8)	As of December 31, 2013, Mr. Nafus held options to purchase 33,000 shares of Common Stock.
(9)	Includes $9,000 earned by Mr. Nafus in 2012 that was paid in 2013.

Standard Compensation Arrangements for Non-Employee Directors

Pursuant to our non-employee director compensation program in effect during 2013, our Non-Executive Chairman of the Board receives an annual retainer of $40,000 and each of our remaining non-employee directors receives an annual retainer of $20,000, payable quarterly. If a non-employee director serves for only a portion of a year, such non-employee director’s retainer is pro-rated for that portion of the year. The Chairman of our audit committee receives an additional annual retainer of $10,000, the Chairman of our compensation committee receives an additional annual retainer of $6,500 and the Chairman of our nominating and corporate governance committee receives an additional annual retainer of $4,000. Our Non-Executive Chairman of the Board will not be paid an additional committee chair retainer if he or she also serves as a committee chair. Our non-employee director compensation program allows a non-employee director to elect to be paid their annual retainers in options to purchase that number of shares of our Common Stock equal to 2.5 times the retainer amount divided by the then-current fair market value of a share of our Common Stock.

Our non-employee directors are also paid $1,000 for every meeting of the Board or committee attended in person, and $500 for every meeting of the Board or committee attended telephonically. As directors affiliated with our major venture capital stockholders, Messrs. Berkeley and Bevilacqua currently do not receive retainer payments or payments for attending our Board or committee meetings.

Pursuant to the terms of the non-employee director compensation program in effect during 2013, each non-employee director was automatically granted a stock option to purchase 25,000 shares of our Common Stock on the date such person first became a non-employee director, under the equity incentive plan in place at that time. Additionally, annually, each non-employee director was automatically granted a stock option to purchase 10,000 shares of our Common Stock under the equity incentive plan in place at that time. The grant of these annual retainer stock awards would have been made as of the annual meetings of stockholders.

Pursuant to the terms of the non-employee director compensation program in effect during 2013, and subject to the adjustment provisions of our equity incentive plans, the initial stock option awards vest monthly over two years, provided the non-employee director continues to serve as a director through each vesting date. In addition, subject to the adjustment provisions of our equity incentive plans, the annual awards vest monthly over one year, provided the non-employee director continues to serve as a director through each vesting date.

As of February 24, 2014, the Board amended the non-employee director compensation program with respect to the items set forth herein. Pursuant to the amended program, commencing in 2014, our Non-Executive Chairman of the Board receives an annual retainer of $50,000 and each of our remaining non-employee directors receives an annual retainer of $25,000, payable quarterly. In addition, each non-employee director is automatically granted equity, which may be in the form of a stock option to purchase a specified number of shares of our Common Stock, a specified number of RSUs or some other grant, as determined in the discretion of the Board on the date such person first becomes a non-employee director, under the equity incentive plan in place at that time. Additionally, annually, each non-employee director is automatically granted RSUs equal in value to $160,000 under the equity incentive plan in place at that time. The grant of these annual retainers will be made as of the annual meetings of the stockholders.

Pursuant to the amended non-employee director compensation program, and subject to the adjustment provisions of our equity incentive plans, any initial grants shall vest according to the schedule determined in the discretion of the Board.

The exercise price of all stock options granted pursuant to the non-employee director program is equal to the fair market value of our Common Stock on the date of grant. The term of all stock options will be 10 years.

Each vested stock option granted under the non-employee director compensation program is exercisable by the grantee for three years following separation from the Board.

In the event of a “change in control,” as defined in the appropriate equity incentive plan, with respect to awards granted under the non-employee director compensation program, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the audit committee are Bruce G. Bodaken, Mariann Byerwalter and Edward C. Nafus. The audit committee acts pursuant to a written charter.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2013. The audit committee also has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard Number 16. In addition, the audit committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Bruce G. Bodaken, Chairman

Mariann Byerwalter

Edward C. Nafus

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years
	2013	2012
Audit Fees (1)	$2,338,873	$1,776,250
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

	$2,338,873	$1,776,250

(1)	Audit fees consist of fees incurred or expected to be incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, our Form S-1 and Form S-3 related to our follow-on public offerings and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. During the fiscal years ended December 31, 2013 and 2012, we incurred audit fees in the amounts of approximately $235,980 and $246,650, respectively, related to the review of registration statements and the issuance of comfort letters and consents in connection with our initial public offering and follow-on public offerings.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for pre-approving audit and non-audit services and associated fees of the Company’s independent registered public accounting firm. Under this policy, the audit committee must pre-approve all services and associated fees provided to the Company by its independent registered public accounting firm, with certain exceptions described in the policy.

Required Vote

Ratification of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 2 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s amended and restated bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2013 all Reporting Persons complied with all applicable reporting requirements.

ANNUAL MEETING OF STOCKHOLDERS OF

WAGEWORKS, INC.

May 13, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxycard available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope

provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17629/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330000000000000000 9 051314

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect the three Class II directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES:

John W. Larson

Mariann Byerwalter

Edward C. Nafus

FOR AGAINST ABSTAIN

2. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, and in the discretion of the proxies on any other matter that properly comes before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WAGEWORKS, INC.

Proxy for Annual Meeting of Stockholders on May 13, 2014

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joseph L. Jackson and Richard T. Green, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of WageWorks, Inc., to be held on Tuesday, May 13, 2014 at 4:00 p.m., Pacific time, at the Company’s executive offices located at 1100 Park Place, First Floor, San Mateo, California 94403, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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